EXHIBIT 99.2

RND ENTERPRISES, INC.

INTERIM FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED

MARCH 31, 2015 AND 2014

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RND Enterprises, Inc.
Balance Sheets

	March 31,	December 31,
	2015	2014
Assets	(Unaudited)
Current Assets
Cash	$7,300	$6,339
Accounts receivable, net of allowance for doubtful accounts	72,039	70,163
Other current assets	600	950
Total current assets	79,939	77,452
Total assets	$79,939	$77,452

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable & accrued expenses	$21,364	$41,799
Total Current Liabilities	21,364	41,799

Long-term liabilities
Shareholder loans	397,500	397,415
Total long-term liabilities	397,500	397,415
Total liabilities	418,864	439,214

Stockholders' (Deficit)
Common stock, no par value; 200 shares issued and outstanding at March 31, 2015 and December 31, 2014.	2,463,746	2,378,826
Accumulated (deficit)	(2,802,671)	(2,740,588)
Total stockholders' equity (deficit)	(338,925)	(361,762)
Total liabilities and stockholders' (deficit)	$79,939	$77,452

(The accompanying notes are an integral part of these financial statements)

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RND Enterprises, Inc.
Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2015 and 2014

	Three Months Ended March 31,
	2015	2014
Income
Revenue	$182,738	$231,784
Cost of revenue	118,877	125,538
Gross profit	63,861	106,246

Operating expenses
Selling, general and administrative	125,944	167,476
Total operating expenses	125,944	167,476
Net loss before provision for income taxes	(62,083)	(61,230)
Provision for income taxes	-	-
Net loss	$(62,083)	$(61,230)

(The accompanying notes are an integral part of these financial statements)

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RND Enterprises, Inc.
Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2015 and 2014

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(62,083)	$(61,230)
Adjustments to reconcile net loss to net cash provided (used in) operating activities:
Depreciation	-	2,717
Changes in assets and liabilities:
(Increase) decrease in accounts receivable, net	(1,876)	(6,197)
(Increase) decrease in other current assets	350	-
Increase (decrease) in bank overdraft	-	5,300
Increase (decrease) in accounts payable and accrued expenses	(20,434)	(9,247)
Net cash provided by (used) in operating activities	(84,043)	(68,657)

Cash flows from financing activities:
Proceeds from shareholder loans	84	-
Payments of shareholder loans	-	(1,500)
Net equity proceeds from related parties	84,920	66,945
Net cash provided by (Used) in financing activities	85,004	65,445

Increase (decrease) in cash	961	(3,212)
Cash and cash equivalents at beginning of period	6,339	3,212
Cash and cash equivalents at end of period	$7,300	$-

Supplemental disclosures of cash flow information
Cash paid during the year for:
Taxes paid	$-	$-
Interest paid	$-	$-

(The accompanying notes are an integral part of these financial statements)

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RND ENTERPRISES, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

Note 1 – Organization and Nature of Operations

RND Enterprises, Inc. (“RND”, the “Company”) is a New York Corporation. RND publishes Next Magazine, a comprehensive, weekly and free lifestyle resource for gay men with a decidedly New York attitude. Next Magazine highlights both popular and under-the-radar events, personalities and products that appeal to a diverse range of gay men around the world through a variety of portals that includes our 20-year-old print publication, engaging and interactive website, colorful weekly digital newsletters and extensive social media presence. Next Magazine’s provocative and informed commentary on a variety of topics—including nightlife, dining, entertainment, politics, fashion, travel, sports and celebrity— informs a community and engages an influential and loyal readership. Our content-driven format provides a unique user engagement that sets Next Magazine apart from other weekly publications.

Note 2 – Going Concern

As reflected in the accompanying financial statements, as of and for the three months ended March 31, 2015, the Company had a net loss of $62,083, used $84,043 of cash in operations and had a stockholders’ deficit of $2,802,671. These factors raise substantial doubt about The Company’s ability to continue as a going concern.

The Company is currently generating revenues though it is not sufficient to meet its operating expenses. Since inception, The Company has funded its short falls through related party advances. The Company's future operations are dependent upon its ability to increase revenues along with additional external funding as needed.

There can be no assurance that The Company will be successful in its efforts and this raises substantial doubt about the Company’s future. Should The Company be unable to obtain adequate financing or generate sufficient revenue in the future, The Company’s business, results of operations, liquidity and financial condition would be materially and adversely harmed, and may not be able to continue as a going concern.

Note 5 – Shareholder Loans

From time to time advances were made to RND from its shareholders and were used to cover the short fall of ongoing production and overhead expenses not covered by advertising revenue. The balance of the shareholder loans was $397,500 and $397,415 as of March 31, 2015 and December 31, 2014, respectively, and are non-interest bearing.

Note 6 – Related Party Transactions

The Company was owned by a single majority shareholder who was also majority or sole shareholder of approximately three other companies. From time to time, these companies, including RND, transacted business between each other. The resulting balance has been recorded to Common Stock on the face of the balance sheet.

Note 7 – Subsequent Events

On June 17, 2015, the Company entered into an Asset Purchase Agreement with Multimedia Platforms, Inc. pursuant to which Multimedia Platforms, Inc. purchased substantially all of the assets of RND from its sole shareholder Mr. David Moyal, for a purchase price of $1,000,000, consisting of $200,000 in cash and $800,000 in shares of common stock. Immediately prior to the transaction, the 5% shareholder of RND transferred all his interests in RND to Mr. Moyal for nominal amount. In consideration, the Company agreed to pay to the minority shareholder $30,000 in cash and issue 750,000 shares of common stock. The transaction was closed on June 17, 2015.

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